For Release Thursday, May 25, 2006; 5:00 PM EDT

CYBERONICS REPORTS FISCAL 2006 FINANCIAL RESULTS
BOARD OF DIRECTORS AUTHORIZES STOCK REPURCHASE PROGRAM

Conference Call Scheduled for 8:30 AM May 26, 2006

HOUSTON, Texas, May 25, 2006 — Cyberonics, Inc. (NASDAQ:CYBX) today announced financial results for the fourth quarter and year ended April 28, 2006 and reported that its Board of Directors has authorized the repurchase of up to 3.0 million shares of Cyberonics Common Stock in amounts, and at times and prices to be determined and approved by the Board of Directors.

Net sales for the fourth quarter increased by $9.4 million, or 35%, to a record $36.0 million, compared to net sales of $26.7 million for the fourth quarter last year. Net sales for the fourth quarter increased sequentially over the third quarter by $4.7 million, or 15%. U.S. net sales for the fourth quarter were $31.8 million, an increase of $9.4 million, or 42%, as compared to U.S. net sales of $22.5 million for the fourth quarter last year. International sales for the fourth quarter were $4.2 million, slightly higher than the same period last year.

Net sales for the fiscal year ended April 28, 2006 were a record $123.4 million compared to $103.4 million for the fiscal year ended April 29, 2005. Net sales for the year ended April 28, 2006 included $107.9 million from the U.S. market and $15.5 million from international markets, compared to net sales of $90.3 million from the U.S. market and $13.1 million from international markets for the fiscal year ended April 29, 2005.

Gross profit margin for the quarter ended April 28, 2006 was a record 88.0%, compared to 87.6% for the quarter ended April 29, 2005. Gross profit margin for the fiscal year ended April 28, 2006 was 87.2% and improved by 230 basis points over gross margin of 84.9% for the fiscal year ended April 29, 2005. The improvements in gross profit margin are the result of improved operational efficiencies and an increase in average system prices.

Operating expenses for the quarter ended April 28, 2006 were $36.6 million, compared to $30.1 million for the same quarter last year and $42.0 million for the third quarter. Operating expenses for the year ended April 28, 2006 were $168.5 million, compared to $100.8 million for the year ended April 29, 2005.

Net loss for the quarter ended April 28, 2006 was $5.2 million, or $0.21 per share, improving by $1.3 million, or 20% as compared to net loss of $6.5 million, or $0.26 per share for the fourth quarter ended April 29, 2005. Net loss for the fourth quarter improved by $9.5 million, or 65%, as compared to the loss for the third quarter. Net loss for the year ended April 28, 2006 was $60.7 million, or $2.44 per share, as compared to $12.2 million, or $ 0.51 per share for the year ended April 29, 2005.

“Cyberonics accomplished more of its mission to improve the lives of people touched by refractory epilepsy or treatment-resistant depression (TRD) in the fourth quarter and fiscal 2006 than in any quarter and fiscal year in our history,” commented Robert P. (“Skip”) Cummins, Cyberonics’ Chairman of the Board and Chief Executive Officer. “Since epilepsy approval in 1997, over 40,000 patients have accumulated over 100,000 patient years of experience with VNS Therapy. Many of these patients’ lives have been markedly improved, including many TRD patients’ lives that have been reportedly transformed by VNS Therapy since TRD approval in July 2005. The unique value of VNS Therapy to patients with refractory epilepsy and/or TRD gives Cyberonics confidence in the continued accomplishment of our financial goals to accelerate sales growth and achieve profitability in fiscal 2007 as psychiatrists and Americans with TRD gain parity in access with neurologists and their refractory epilepsy patients to VNS Therapy.”

“We are making no changes to our guidance for FY2007, which assumes no favorable TRD national or regional coverage policies, no favorable VNS TRD technology assessments, and minimal improvements in quarterly new patient identifications, cycle times and conversion rates,” commented Pamela B. Westbrook, Cyberonics’ Vice President, Finance and Administration and Chief Financial Officer. “We expect quarterly sales to exceed $50 million by the fourth quarter of fiscal 2007. Due to the unpredictability of case-by-case approvals and TRD patient cycle times and conversion rates, we expect that annual sales growth rates throughout fiscal 2007 will vary quarter-to-quarter. In terms of earnings, we continue to expect that we will return to positive quarterly earnings beginning in the second quarter of fiscal 2007, excluding non-cash stock options expenses required under FAS123R.

“We have adopted SFAS No. 123R, effective for fiscal 2007, beginning April 29, 2006. Under that requirement, we are utilizing the Black Scholes option pricing model and the Modified Prospective Method which requires compensation cost to be recognized under SFAS 123R for grants issued after the adoption date and the unvested portion of grants issued prior to the adoption date. As a result, consistent with compensation amounts reported for prior periods in pro-forma footnote disclosures in our financial statements, we anticipate recognizing non-cash share-based compensation expense relating to stock option grants of approximately $20 million or an estimated $0.78 per fully diluted share during fiscal year 2007, ” concluded Ms. Westbrook.

“The time has come for psychiatrists and their patients to have unfettered access to the only FDA-approved, safe and effective long-term treatment option for TRD,” concluded Mr. Cummins. “The peer-reviewed literature confirms that traditional antidepressants do not satisfy the adherence and durability of response needs of TRD patients or their payers. TRD patients with either a prior hospitalization or previously-treated with ECT cost private payers and Medicare approximately $40,000 per patient per year, primarily in depression-related hospitalization costs. The rapidly building body of peer-reviewed evidence, including the evidence presented at this week’s American Psychiatric Association annual meeting, shows that VNS Therapy not only is delivered as prescribed (100% adherence), but also is associated with remarkable two-year durability of response and decreases in suicidality and hospitalizations due to worsening depression in patients with the most chronic and resistant depressions ever studied. Cyberonics’ highest priority remains TRD parity in access to VNS Therapy, and we are more confident than ever that we will ultimately accomplish that objective given the rapidly growing body of peer-reviewed, valid scientific evidence that confirms the unique safety, effectiveness and cost-effectiveness of VNS Therapy for patients, psychiatrists and payers.”

CONFERENCE CALL INFORMATION

A conference call to discuss Q4 and FY06 financial results will be held at 8:30 AM EDT on Friday, May 26, 2006. To listen to the conference call live by telephone dial 877-451-8943 (if dialing from within the U.S.) or 706-679-3062 (if dialing from outside the U.S.). The conference ID is 9537076; the leader is Pam Westbrook. Presentation slides will be available on-line at www.cyberonics.com no later than 8:00 AM EDT on Friday, May 26, 2006. A replay of the conference call will be available approximately two hours after the completion of the conference call by dialing 800-642-1687 (if dialing from within the U.S.) or 706-645-9291 (if dialing outside the U.S.). The replay conference ID access code is 9537076.

ABOUT VNS THERAPY AND CYBERONICS

Information on Cyberonics, Inc. and VNS TherapyTM is available at www.cyberonics.com and www.vnstherapy.com.

SAFE HARBOR STATEMENT

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements can be identified by the use of forward-looking terminology, including “may,” “believe,” “will,” “expect,” “anticipate,” “estimate,” “plan,” “intend,” and “forecast,” or other similar words. Statements contained in this press release are based upon information presently available to us and assumptions that we believe to be reasonable. We are not assuming any duty to update this information should those facts change or should we no longer believe the assumptions to be reasonable. Investors are cautioned that all such statements involve risks and uncertainties, including without limitation, statements concerning guidance for sales, earnings and non-cash share-based compensation expense in fiscal 2007 and the adoption by payers of favorable national and regional TRD coverage policies. Our actual results may differ materially. Important factors that may cause actual results to differ include, but are not limited to: continued market acceptance of VNS Therapy and sales of our product; the development and satisfactory completion of clinical trials and/or market test and/or regulatory approval of VNS Therapy for the treatment of Alzheimer’s disease, anxiety, or other indications; adverse changes in coverage or reimbursement amounts by third-parties; intellectual property protection and potential infringement claims; maintaining compliance with government regulations and obtaining necessary government approvals for new applications; product liability claims and potential litigation; reliance on single suppliers and manufacturers for certain components; the accuracy of management’s estimates of future expenses and sales; and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission (SEC). For a detailed discussion of these and other cautionary statements, please refer to Cyberonics’ most recent filings with the SEC, including its Form 10-K for the fiscal year ended April 29, 2005.

CONTACT INFORMATION:

Helen Shik
Investor Relations	Vice President
Cyberonics, Inc.	Schwartz Communications
100 Cyberonics Blvd.	230 Third Avenue
Houston, TX 77058	Waltham, MA 02451
Main: (281) 228-7262	Main: (781) 684-0770
Fax: (281) 218-9332	Fax: (781) 684-6500
ir@cyberonics.com	hshik@schwartz-pr.com

CYBERONICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	April 28, 2006	April 29, 2005
	(unaudited)
ASSETS
Current Assets
Cash, cash equivalents and short-term marketable securities	$93,355,071	$61,475,892
Accounts receivable, net	21,341,942	16,476,084
Inventories	17,304,794	8,545,385
Other current assets	5,274,133	3,355,778

Total Current Assets	137,275,940	89,853,139
Property and equipment, net and other assets	15,024,344	9,002,258

	$152,300,284	$98,855,397

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$21,521,961	$23,049,628
Long term liabilities	126,148,457	209,928
Stockholders’ equity	4,629,866	75,595,841

	$152,300,284	$98,855,397

CYBERONICS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Thirteen Weeks Ended		For the Fifty-Two Weeks Ended
	April 28, 2006	April 29, 2005	April 28, 2006	April 29, 2005
	(Unaudited)	(Unaudited)	(Unaudited)
Net sales	$36,047,613	$26,659,945	$123,441,575	$103,442,570
Cost of sales	4,337,432	3,317,534	15,758,001	15,575,741

Gross Profit	31,710,181	23,342,411	107,683,574	87,866,829

Operating Expenses:
Selling, general and administrative	28,733,006	24,712,216	139,615,763	81,430,943
Research and development	7,823,111	5,401,069	28,917,647	19,341,075

Total Operating Expenses	36,556,117	30,113,285	168,533,410	100,772,018

Loss From Operations	(4,845,936)	(6,770,874)	(60,849,836)	(12,905,189)
Interest income	1,043,772	405,620	3,211,956	1,072,488
Interest expense	(1,287,386)	(107,278)	(3,018,969)	(444,270)
Other income (expense), net	(21,596)	18,270	69,460	84,736

Loss before income taxes	(5,111,146)	(6,454,262)	(60,587,389)	(12,192,235)
Income tax expense	41,294	11,819	99,266	26,113

Net Loss	$(5,152,440)	$(6,466,081)	$(60,686,655)	$(12,218,348)

Basic loss per share	$(0.21)	$(0.26)	$(2.44)	$(0.51)
Diluted loss per share	$(0.21)	$(0.26)	$(2.44)	$(0.51)

Shares used in computing basic earnings per share	25,032,043	24,636,669	24,916,938	24,036,736
Shares used in computing diluted earnings per share	25,032,043	24,636,669	24,916,938	24,036,736